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Exhibit 10.1

ASSET PURCHASE AGREEMENT

    THIS AGREEMENT is made and entered into effective as of the 19th day of November, 1999, by and between ELECTRONIC PROCESSING, INC., a Missouri corporation (hereinafter referred to as "Buyer"); and DCI CHAPTER 7 SOLUTIONS, INC., a California corporation (hereinafter referred to as "Seller").

RECITALS:

    WHEREAS, Seller desires to sell, transfer, convey and assign to Buyer certain tangible and intangible assets used by Seller in conducting its Chapter 7 bankruptcy case management software business (the "Business");

    WHEREAS, Buyer desires to purchase such assets from Seller, subject to the terms, conditions and covenants set forth herein.

    NOW, THEREFORE, the parties agree as follows:

    1.  Sale and Purchase of Assets.

    1.1.  Sale and Purchase.  Subject to the terms and conditions of this Agreement, Seller will sell, convey, transfer, assign and deliver to Buyer at Closing (as defined herein), and Buyer will purchase from Seller at Closing, for the purchase price provided herein, certain of Seller's assets utilized in the Business as follows:

1.1.1.
The DCI Ch/7 computer software of Seller described on Exhibit 1.1.1, attached hereto (the "Software") and all materials, training manuals, software manuals, equipment plans and specifications, equipment and inventory relating to the Software, as utilized by Seller in the Business;
1.1.2.
The accounts receivable of Seller as set forth on Exhibit 1.1.2, attached hereto (which Exhibit shall be updated as of Closing to reflect any change to the actual amount of such accounts receivable in the ordinary course of business prior to Closing);
1.1.3.
Any trademarks, tradenames and logos associated with the "DCI" and "DCI Ch/7" names and all federal and state registrations of Seller in any patents, copyrights, trademarks, tradenames, trade secrets and other intellectual property rights used in connection with the Business, as set forth on Exhibit 1.1.3, attached hereto, and any common law rights in the same;
1.1.4.
All equipment, inventory, furniture, fixtures, computers and other similar tangible personal property owned by Seller and used in connection with the Business, as described on Exhibit 1.1.4, attached hereto;
1.1.5.	The contracts, service agreements, leases of real property and other agreements of Seller set forth on Exhibit 1.1.5 attached hereto;
1.1.6.
All customer lists, books and records, files, documentation (electronic or manual), permits, licenses, goodwill and other intangible assets of the Business which are necessary for the Buyer to continue the sale of the Software after Closing;
1.1.7.	All plates, designs, artwork and screen shots relating to the Business; and
1.1.8.	All other tangible and intangible assets used in the Business not described above.

The assets described in Subsections 1.1.1. through 1.1.8. above shall hereinafter be collectively referred to herein as the "Personal Property". The parties agree that Seller shall retain those assets set forth on Exhibit 1.1, including, without limitation, all cash of the Business as of Closing.

    2.  Liabilities to be Assumed.

    2.1. Buyer is not assuming any liability or obligation of Seller, fixed, contingent, or otherwise, whether or not disclosed to Buyer by Seller, except Buyer shall assume at Closing (a) the contracts, agreements and leases of Seller set forth on Exhibit 1.1.5, (b) the accounts payable and the accrued liabilities of Seller as set forth on Exhibit 2.1 attached hereto (which Exhibit shall be updated as of Closing to reflect any change to the actual amount of such accounts payable in the ordinary course of business prior to Closing), and (c) the warranty and service obligations of Seller with respect to the Software.

    2.2. Buyer shall not assume or be liable for any costs, expenses or liability of Seller, including tax liabilities, which may arise as a result of the sale of Personal Property; provided, however, that Buyer shall assume the payment of any sales tax liability which arises due to the sale of the Personal Property by Seller to Buyer. Seller and Buyer will each pay its own respective expenses incident to the preparation of this Agreement and the consummation of the transaction contemplated herein, and each will pay its own respective expenses and fees incurred in the preparation and delivery of all documents, reports and legal and accounting opinions required to be delivered for or on behalf of them hereunder, whether or not the transaction contemplated by this Agreement is consummated.

    3.  Purchase Price of Personal Property.  Subject to the terms of this Agreement and in reliance on the representations and warranties set forth herein, Buyer shall purchase the Personal Property at Closing and, in full consideration therefore, will pay to Seller the sum of Nine Million Five Hundred Thousand Dollars ($9,500,000.00) (the "Purchase Price"). The Purchase Price shall be payable in full at Closing in immediately available funds.

    4.  Allocation of Purchase Price.  The parties hereby agree to allocate the consideration paid and received by them respectively in this transaction among the assets transferred, so that an Internal Revenue Service Form 8594, Asset Acquisition Statement, may be prepared and filed with the Internal Revenue Service in accordance with Section 1060 of the Internal Revenue Code of 1986. Within thirty (30) days following Closing, Buyer shall propose an allocation and deliver it to Seller, and thereafter the parties agree to negotiate in good faith to arrive at a mutually agreeable allocation as of Closing.

    5.  Representations and Warranties of Seller.  Except as set forth on Exhibit 5 attached hereto, Seller hereby makes the following representations and warranties, each of which is true and correct as of the date hereof, and shall, except as set forth on Exhibit 5  attached hereto, be true and correct at and as of Closing:

    5.1.  Corporate Existence and Qualification.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and is qualified to do business in the State of Tennessee. Seller has the corporate power and authority to own and use its property and to transact the business in which it is engaged, and holds all franchises, licenses and permits necessary and required therefor. Seller is not required to be licensed or qualified to do business as a foreign corporation in any jurisdiction other than Tennessee.

    5.2.  Approval of Agreement.  Seller has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement. The form, execution and delivery of this Agreement and the performance by the Seller of its obligation hereunder have been duly approved by the board of directors and shareholders of Seller. No other approvals, permits, authorizations, consents or proceedings are required. This Agreement is a valid and binding agreement of the Seller and is enforceable in accordance with its terms and conditions.

    5.3.  Tax Returns and Audit.  Seller has filed with the appropriate agencies all tax returns and tax reports required by law to be filed by it and (a) no audit of any federal, state or city income tax return or other tax return is in progress or pending or threatened against Seller, (b) there exists no unpaid federal, state or city income or other tax or any tax deficiency assessed against Seller by any governmental authority having jurisdiction, (c) all income, profits, franchise, sales, use, occupation, property, excise, ad valorem and other taxes due have been fully paid by Seller, and (d) no waiver of any statute of limitations has been given or is in effect with respect to the assessment of any taxes against Seller. Seller has satisfied its entire obligations with respect to employment taxes, wages paid and taxes withheld, and has filed all returns, reports and statements with respect thereto.

    5.4.  Title to Properties.  Seller has good and marketable title to the Personal Property, including, without limitation, the Software, subject to no mortgage, pledge, lien or other encumbrance.

    5.5.  Intellectual Property Rights.  Seller has exclusive rights in the Software and all improvements, enhancements and additional inventions relating thereto, and the other intangible assets described herein to be transferred to Buyer. Any and all applicable federal and state registrations of patents, copyrights, trademarks or other intellectual property rights possessed by Seller relating to the Software have been disclosed to Buyer and shall be assigned by Seller to Buyer at Closing.

    5.6.  Software.  Seller is the owner or licensee of current, accurate copies of all source code, object code, users' manuals, and other documentation with respect to the Software, and the Software operates in all material respects in accordance with the terms and specifications of the users' manuals with respect thereof, including those regarding functionality and performance standards, free and clear of any and all material errors, defects or deficiencies.

    5.7.  No Breach of Statute, Decree, Order or Contract.  Seller is not in default in any material respect under or in violation of, any applicable statute, law, ordinance, decree, order, rule, regulation of any governmental body, or the provisions of any franchise or license, or in default under, or in violation of, any provision of Seller's articles of incorporation, bylaws, any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement by which Seller is bound which default or violation may result in a material adverse effect on the business or condition, financial or otherwise, of Seller. The consummation of this Agreement and the transactions contemplated hereby will not constitute or result in any such default, breach or violation, and no governmental permits or consents are necessary to effect the transactions contemplated herein.

    5.8.  Litigation.  There is no suit, claim, action or proceeding now pending or threatened before any court, administrative or regulatory body or any governmental agency, or any grounds therefor, which may result in any judgment, order, decree, liability or other determination which will, or could, have a material adverse effect upon the Personal Property, including, without limitation, the Software. No judgment, order or decree has been entered which has, or will have, such effect. There is no claim, action or proceeding now pending or threatened (which threatened action Seller knows of or should have known of prior to Closing) before any court, administrative or regulatory body, or any governmental agency, which will, or could, prevent or hamper the consummation of the transactions contemplated by this Agreement.

    5.9.  Labor Agreements, Employee Benefit Plans, and Employment Agreements.  Seller is not a party to (a) any union collective bargaining or similar agreement, (b) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, welfare or incentive plan or agreement, whether legally binding or not, (c) any plan providing for "fringe benefits" to its employees, including, but not limited to, vacation, sick leave, medical, hospitalization, life insurance and other insurance plans and related benefits, or (d) any employment or consulting agreement not terminable on thirty (30) days written notice. There are no negotiations, demands or proposals which are pending or have been made which could have a material effect upon matters now covered, or that would be covered by the type of agreements listed in this Section.

    5.10.  Overtime, Back Wages, Vacation and Minimum Wages.  No present or former employee of Seller has any claim against Seller (whether by law, employment agreement, or otherwise) on account of or for (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary for any period other than the current payroll period, (c) vacation, time off or pay in lieu of vacation or time off, or sick pay, except in each case, to the extent earned in the normal course of employment or (d) any violation of any statute, ordinance or regulation relating to minimum wage or maximum hours of work.

    5.11.  Discrimination, Occupational Safety and Other Statutes and Regulations.  No person or party (including, but not limited to, governmental agencies of any kind) has given Seller notice regarding any claim, or basis for any action or proceeding against Seller arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices or occupational safety or health standards. The Business is operating and has been operated in compliance in material respects with all applicable laws relating to discrimination in employment or employment practices or occupational safety or health standards. In addition, Seller is aware of no facts (independent of any actual complaint to date) which could be the basis for such a claim. In the event a claim is made after the date of Closing pertaining to events that occurred prior to Closing, Seller will have sole liability for such claims and will indemnify Buyer therefor pursuant to the provisions of Section 5.8.

    5.12.  Labor Disputes; Unfair Labor Practices.  To the knowledge of Seller, there is not pending, nor threatened, any labor dispute, strike or work stoppage which affects or which may affect the business of Seller or which may interfere with the continued operation of Seller.

    5.13.  Product Warranties.  Seller has delivered to Buyer copies of all product warranties applicable to the Personal Property. No claims for breach of warranty have been made by Seller and no amounts have been expended by Seller pursuant to such warranties.

    5.14.  Brokers Fees.  Neither Seller, nor anyone on its behalf has done anything which would cause any party hereto to have any liability to any broker, finder or agent, or has agreed to pay any brokerage fees, finder's fees or commissions with respect to the transaction contemplated by this Agreement.

    5.15.  Books and Records.  The books of account, files and other business records relating to the Business are complete and correct in all material respects and have been maintained in accordance with good business practices, and the matters contained therein are complete and correct in all material respects and fairly reflect the conduct of the Business as of Closing.

    5.16.  Consents; Successor's Rights.  No consent is necessary to transfer the Personal Property to Buyer and, upon the consummation of the transactions contemplated herein, Buyer will succeed to all of Seller's right, title and interest in and to the Personal Property.

    5.17.  Accuracy of Representations and Warranties.

5.17.1.
No representation or warranty by Seller in this Agreement, and no statement contained in any certificate, schedule, or exhibit hereto contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.
5.17.2.
All representations, warranties and agreements made by Seller in this Agreement shall be true on and as of the Closing with the same effect as if made on and as of the Closing, and, subject to Section 13.4 hereof, shall survive the execution, delivery and performance of this Agreement, including the Closing hereunder. Seller shall provide Buyer with any information Seller possesses prior to Closing which affects in any material way the representations and warranties of Seller set forth herein and such information shall be deemed to constitute updates of Exhibit 5.

    6.  Representations and Warranties of Buyer.  Buyer hereby makes the following representations and warranties, each of which is true and correct on the date hereof and will be true and correct at and as of Closing:

    6.1.  Corporate Existence and Qualification.  Buyer is a corporation duly organized and validly existing under the laws of the State of Missouri and has full power and authority to own its properties and to carry on its business as it is now being conducted.

    6.2.  Authorization of Agreement.  The execution and delivery of this Agreement has been duly authorized and approved by Buyer's Board of Directors. Neither the execution or the performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of any obligation under, any agreement, instrument, order, judgment or other restriction to which Buyer is a party or by which it or its properties is bound.

    6.3.  Broker's Fees.  Neither Buyer nor any one on its behalf has done anything which would cause any party hereto to have any liability to any broker, finder or agent or has agreed to pay any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

    7.  Conditions Precedent to Buyer's Obligations.  All obligations of Buyer under this Agreement are subject to the fulfillment of each of the following conditions on or before Closing, subject, however, to the right of Buyer to waive any one or more of such conditions:

    7.1.  Deposit Purchase Agreement.  Union Bank of California, N.A. ("UBOC") shall have entered into a Deposit Purchase Agreement with Bank of America, N.A. ("Bank of America") in the form attached hereto as Exhibit 7.1 (the "Deposit Purchase Agreement") relating to the purchase by Bank of America of the deposits held by UBOC of which customers of Seller are the depositors.

    7.2.  Indemnity and Noncompetition Agreement.  Buyer shall have entered into an Indemnity and Noncompetition Agreement with UBOC in the form attached hereto as Exhibit 7.2 relating to the provision of an indemnity by UBOC against any expenses incurred by Buyer arising from or related to liabilities of Seller or the Business prior to Closing and containing certain noncompetition and nonsolicitation covenants of UBOC.

    7.3.  Correctness of Representations and Warranties.  The representations and warranties of Seller contained in this Agreement and in the schedules and exhibits hereto shall be true and correct in all material respects as of Closing as though such representations and warranties were made at Closing.

    7.4.  No Adverse Change in Business, Properties or Financial Condition.  The Personal Property and the Business shall not be or shall not have been materially threatened or affected, or materially interfered with in any way, whether or not covered by insurance, as a result of fire, explosion, earthquake, disaster, accident, labor dispute, any action of the United States or other governmental authority, riots, civil disturbances, uprising, activity of the Armed Forces, or act of God or the public enemy; and there shall not have occurred any material adverse change in the condition of the Personal Property.

    7.5.  Compliance with Agreement.  Seller shall have performed and complied in all material respects with all obligations under this Agreement which are to be performed or complied with by it prior to Closing.

    7.6.  Updated Exhibits.  Prior to Closing, Buyer shall have received from Seller complete and updated exhibits to this Agreement (i) that do not have a material adverse effect on the substance of the transaction contemplated by this Agreement and (ii) that, subject to (i) of this Section 7.6, are satisfactory to Buyer in its reasonable discretion.

    7.7.  Consulting Agreement.  Buyer shall have entered into a Consulting Agreement with Ms. Hope Becklund, which is satisfactory to Buyer in its reasonable discretion.

    7.8.  Other Deliveries.  The deliveries referred to in Section 12.2 shall be made at Closing.

    8.  Conditions Precedent to Seller's Obligations.  All obligations of Seller under this Agreement are subject to the fulfillment of each of the following conditions on or before Closing, subject, however, to the right of Seller to waive any one or more of such conditions:

    8.1.  Deposit Purchase Agreement.  UBOC and Bank of America shall have entered into the Deposit Purchase Agreement.

    8.2.  Equipment Purchase Agreement.  Buyer and UBOC shall have entered into the Equipment Purchase Agreement in the form attached hereto as Exhibit 8.2 (the "Equipment Purchase Agreement").

    8.3.  Correctness of Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement and in the schedules and exhibits hereto shall be true and correct in all material respects as of Closing as though such representations and warranties were made at Closing.

    8.4.  Compliance with Agreement.  Buyer shall have performed and complied in all material respects with all obligations under this Agreement which are to be performed or complied with by it prior to Closing.

    8.5.  No Litigation.  There is no claim, action or proceeding now pending or threatened (which threatened action Buyer knows of or should have known of prior to Closing) before any court, administrative or regulatory body, or any governmental agency, which will, or could, prevent or hamper the consummation of the transactions contemplated by this Agreement.

    8.6.  Other Deliveries.  The deliveries referred to in Section 12.3 shall be made at Closing.

    9.  Employees of the Business.

    9.1  Employment of Seller's Employees.  Buyer may (but shall not be required to) offer employment to Seller's Employees on such terms and conditions as Buyer may, in its discretion, determine. "Seller's Employees" shall mean those employees of Seller's parent company, UBOC, who are employed in the conduct of the Business as of the day of Closing and who are listed on the attached Exhibit 9.1. Effective as of Closing, Seller shall terminate those persons who are Seller's Employees who have accepted offers of employment from Buyer; provided that Buyer shall have no liability for any severance or other obligations of Seller related to such termination of Seller's Employees. As soon as reasonably practicable after the date hereof and prior to Closing, Buyer shall deliver to Seller, Exhibit 9.1.A, a list of those employees of Seller to whom Buyer does not intend to offer employment.

    9.2  Effect of Hire by Buyer.  If one or more of Seller's Employees accepts an employment offer from Buyer, nothing in this Agreement shall: (a) confer upon such employee the right to remain an employee of Buyer or the right to restrain Buyer from changing the terms and conditions of employment, including, without limitation, the responsibilities or compensation of such employee, or (b) obligate Buyer to assume any liability Seller may have to such employee under Seller's or UBOC's employee benefit plans.

    9.3  Certain Liabilities of Seller with Respect to Employees.

9.3.1
Employee Benefit Plans. Seller shall be responsible for all liabilities arising under Seller's or UBOC's employee benefit plans and for benefits payable with respect to disabilities, injuries or illness incurred by any person prior to the date on which such employee is hired by Buyer, whether or not claim is made for such benefits prior to such date. Seller shall be responsible for any and all liability, regardless of when incurred, under Section 4980B of the Internal Revenue Code of 1986, as amended, for employees and their "qualified beneficiaries" (as defined in such Section 4980B) under any of Seller's or UBOC's employee benefit plans.
9.3.2
Severance Pay. Pursuant to the terms of an existing separation pay plan (or any successor plan thereto) applicable to certain of Seller's Employees, Seller may have severance pay or similar obligations arising from the termination by Seller of Seller's Employees if not hired by Buyer; and Seller agrees to indemnify Buyer from and against any claim for severance, whether or not there is an existing severance pay plan, arising from the termination by Seller of the employment of Seller's Employees.
9.3.3
Vacation Pay. Seller shall be responsible for any liability to Seller's Employees attributable to periods of service prior to Closing for accrued vacation benefits with respect to any of Seller's Employees.
9.3.4
Bonuses and Commissions. Seller shall be responsible for payment to Seller's Employees of any bonuses or commissions attributable to periods of service prior to Closing with respect to any of Seller's Employees, under the terms of any applicable bonus or incentive plan.

    9.4  Compliance with Laws Related to Employees.  As to Seller's Employees, Seller shall be responsible for complying with all obligations arising under COBRA (including providing adequate notice and maintaining insurance for Seller's Employees electing to maintain insurance coverage), the WARN Act and any comparable state law (including any law requiring advance notice of termination).

    10.  Conduct of Seller's Business Prior to Closing.

    10.1.  Restrictions on Operations Prior to Closing.  From the date of execution of this Agreement until Closing, Seller shall conduct its operations according to its ordinary and usual course of business, and without the prior written consent of Buyer, which shall not be unreasonably withheld by Buyer, Seller shall not:

10.1.1.	Other than in the ordinary course of business, incur any indebtedness, make any contract, or take any action adversely affecting its rights and interests in respect of its properties or assets;
10.1.2.	Acquire or agree to acquire any assets or dispose of or agree to dispose of any assets other than in the ordinary course of business;
10.1.3.
Enter into any contract other than in the ordinary course of business, make any leasehold improvement additions, or any single contract with respect to plant and equipment involving more than One Thousand Dollars ($1,000);
10.1.4.	Increase in any manner the compensation of any of its officers, pay or accrue any bonuses, or commit to any employment or collective bargaining agreements;
10.1.5.
Enter into any new employment benefit plan or increase the benefits under any such existing plan (copies of all of which existing plans have previously been delivered to Buyer), including, but not limited to, any pension, retirement, bonus, profit-sharing, medical, hospitalization, life insurance plan or other insurance plan; or
10.1.6.
Fail to use its best efforts to keep the business of Seller intact, to keep in faithful service the present officers and key employees of Seller, to maintain and insure its business properties and facilities, and to preserve the goodwill of suppliers and patients and others having business relations with Seller.

    10.2.  Due Diligence.  Following execution hereof and prior to Closing, Seller (a) will furnish Buyer all information with respect to the business and affairs of Seller as Buyer may from time to time reasonably request, and (b) will reasonably consult with Buyer's designated representatives with respect to the conduct of Seller's business, employment relations and the making of major operating decisions. Any information provided to Buyer by Seller pursuant to this Section 10.2 shall be subject to the confidentiality provisions of that certain Letter Agreement executed by Buyer on August 19, 1999.

    11.  Covenants of Seller.

    11.1.  Disclosure of Information.  Seller recognizes and acknowledges that it is possessed of certain valuable and confidential information relating to the Personal Property, the Software and the Business. Further, Seller recognizes and acknowledges that such information is valuable, special and essential to the successful and effective conduct of the Business by Buyer after Closing. Therefore, Seller shall not, itself, or through any agent or representative, disclose or otherwise communicate any of the foregoing confidential information to any person, firm, corporation or other entity, for any reason or purpose whatsoever. Notwithstanding the foregoing, the covenant set forth in the preceding sentence does not apply to the extent that (a) such information is or becomes generally available to the public other than by breach of this Agreement by Seller, or (b) disclosure is necessary in connection with compliance with applicable law or regulation or legal process. In the event that Seller is required by applicable law or regulation or legal process to disclose any confidential information, Seller agrees that it will provide Buyer with prompt notice of such request or requirement in order to enable it to seek an appropriate protective order or other remedy, and to consult with Buyer with respect to its taking steps to resist or narrow the scope of such request or legal process. In any such event, Seller will use reasonable efforts to ensure that all confidential information will be accorded confidential treatment.

    11.2.  Noncompetition.  Seller covenants and agrees that for a period of five (5) years following Closing, it will not, directly or indirectly, through any person, corporation, firm or other entity, (i) engage in any business that competes with the Business; or (ii) advise, consult with, or provide services to any person, corporation, firm or entity with respect to any business that competes with the Business, irrespective of whether or not Seller receives any compensation for such advice or consultation.

    11.3.  Nonsolicitation.  Seller covenants and agrees that for a period of five (5) years following the Closing, it will not, directly or indirectly, itself, or through any other person, corporation, firm or entity, do any of the following acts:

11.3.1.	Solicit, serve or cater to any of Buyer's customers, clients or employees in connection with the Business;
11.3.2.	Divert, or attempt to divert, any of the business or patronage of any of the entities referred to in Subsection 11.3.1;
11.3.3.
Call upon, influence or attempt to influence any of the entities referred to in subsection 11.3.1. to transfer their business from Buyer to any other person, firm, corporation or entity engaged in a similar business; or
11.3.4.	Hire or attempt to hire any current or former employee of the Business.

    11.4.  Entitlement to Injunction.  In the event of the breach or threatened breach of the provisions of Sections 11.1, 11.2 or 11.3, Buyer shall be entitled to an injunction restraining Seller from such breach or threatened breach. Nothing contained herein shall be construed to prohibit Buyer from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from Seller.

    11.5.  Enforceability and Severability.  It is mutually understood and agreed by and between the parties that the covenants contained in Sections 11.1, 11.2 and 11.3 are fair and reasonable, and are reasonably required for the protection of Buyer. If the scope of any restriction contained in this Agreement is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and the parties consent and agree that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. The parties further agree that the covenants are separable, severable and divisible in all respects, and the unenforceability of any specific covenant or undertaking shall not affect the validity of any other such covenants or undertakings.

    12.  Closing.

    12.1.  Time and Place.  Closing under this Agreement for the sale and purchase of the assets shall take place on or before November 30, 1999, or such later date as the parties agree to in writing but in no event shall Closing occur after January 31, 2000, at the law offices of Seigfreid, Bingham, Levy, Selzer & Gee, P.C. in Kansas City, Missouri ("Closing").

    12.2.  Seller's Closing Deliveries.  At Closing, Seller shall deliver to Buyer:

12.2.1.
Bills of sale, assignments, and other good and sufficient instruments of transfer and conveyance as, in the opinion of Buyer's counsel, shall be effective to vest in Buyer good and marketable title to the Personal Property, free and clear of all encumbrances;
12.2.2.	Certified resolutions of Seller's board of directors and shareholder approving the execution of this Agreement and the consummation of the transactions described herein;
12.2.3.	A certificate of good standing for Seller from its state of incorporation, dated no later than 30 days prior to Closing;
12.2.4.	Any such other documentation as Buyer's counsel may reasonably request to effect the transaction described herein.

    12.3.  Buyer's Closing Deliveries.  At Closing, Buyer shall deliver to Seller:

12.3.1.	The payment of the purchase price called for by Section 3 hereof, by certified or cashier's check or wire transfer; and
12.3.2.	Any such other documentation as Seller's counsel may reasonably request to effect the transaction described herein.

    13.  Miscellaneous.

    13.1.  Further Assurances.  Each party hereto shall execute such further instruments and documents as counsel for the other party may reasonably require to carry out effectively the transactions contemplated hereby and to evidence the fulfillment of the agreements contained herein and the performance of all conditions to the consummation of such transactions.

    13.2.  Entire Agreement.  This Agreement, including any exhibits and schedules hereto, as well as the Confidentiality Letter Agreement executed by Buyer on August 19, 1999, constitute the entire agreement of the parties with respect to the transactions contemplated hereby and supercede all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. Neither Buyer nor Seller shall be entitled to rely on any representations or warranties made by either party other than those specifically set forth herein. This Agreement may not be amended, except in writing, signed by Buyer and Seller.

    13.3.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, representatives, successors and assigns.

    13.4.  Seller's Indemnification.  Seller agrees to indemnify and hold harmless Buyer from and against any losses, damages, costs and expenses (including reasonable attorneys' fees) which may be suffered or incurred by Buyer which exceed the sum of Twenty Five Thousand Dollars ($25,000) in the aggregate, arising from or by reason of (a) the inaccuracy of or omission of a material fact in any statement, representation or warranty of Seller made herein, including untrue statements of material facts or omissions to state material facts necessary to make the statements not misleading; (b) any liabilities of Seller (other than the assumed liabilities set forth in Section 2.1) arising from the conduct of any business of Seller prior to Closing being asserted against Buyer; and (c) any claims of Seller's creditors under the Bulk Sales Act of the Uniform Commercial Code of the State of Tennessee. The parties agree that the foregoing indemnification shall only apply to those losses, damages, costs and expenses (including reasonable attorneys' fees) incurred by Buyer which arise from claims made within one (1) year after the date of Closing, and in no event shall Seller's liability hereunder exceed the sum of One Million Dollars ($1,000,000).

    13.5.  Buyer's Indemnification.  Buyer hereby agrees to indemnify and hold harmless Seller and UBOC from and against any losses, damages, costs and expenses (including reasonable attorneys' fees) which may be suffered or incurred by Seller arising from or by reason of the (a) inaccuracy or misleading nature of any statement, representation or warranty of Buyer made herein, including untrue statements of material facts or omissions to state material facts necessary to make the statements not misleading, or (b) any material liabilities of Buyer arising from the conduct of any business of Buyer after Closing being asserted against Seller.

    13.6.  Indemnification.  Except as set forth in Section 9.3.2 and 11.4 hereof, the availability of indemnification under Sections 13.4 and 13.5 hereof and the Indemnity and Noncompetition Agreement shall be the exclusive remedies available to the parties for the matters covered by such indemnification provisions.

    13.7.  Arbitration.  In the event the parties cannot resolve any dispute or claim by mutual negotiation or mediation, then such dispute or claim shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. It is expressly understood and agreed by the parties that the arbitrator shall have the authority to grant any remedy or relief that the arbitrator deems just and equitable including remedies or relief at law or in equity. The selection of the arbitrator shall be made in accordance with such Commercial Arbitration Rules and such arbitration proceedings shall be assigned to and administered by the Denver, Colorado office of the American Arbitration Association and held in Denver, Colorado. Each party shall bear its own costs, including without limitation, attorneys' fees, arbitrators' fees, witness fees, filing fees, and other expenses relating to arbitration.

    13.8.  Public Statements.  No party to this Agreement shall make, issue or release any announcement, statement or acknowledgment, whether to the public generally, or to employees, suppliers or customers, concerning the existence of, or reveal the status or terms and conditions of, the transactions provided for herein, without first obtaining the consent of the other party hereto, which consent shall not be unreasonably withheld. Nothing in this section shall prevent any party from making statements in order to satisfy such party's legal or contractual obligations. The parties shall cooperate in the issuance at the Closing of a mutually acceptable public announcement regarding the transactions contemplated herein.

    13.9.  Books and Records.  For a period of three (3) years after the Closing, Buyer shall retain and provide Seller reasonable access to the documents delivered by Seller pursuant to Section 1.1.6 hereof, and from time to time, upon request of Seller, shall at Seller's expense provide legible copies of such documents.

    13.10.  Third Party Beneficiaries.  Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto, and their successors in interest and permitted assignees, any rights or remedies under or by reason of this Agreement unless expressly so stated.

    13.11.  Notices.  All notices required to be made by this Agreement shall be in writing and shall be deemed made when delivered personally, or sent by facsimile (with confirmed receipt), or sent by certified or registered mail, postage prepaid, as of the date when postmarked by the United States Postal Service, as set forth below:

To Buyer:	Electronic Processing, Inc. 501 Kansas Ave. Kansas City, Kansas 66105 Attention: Christopher E. Olofson, President and Chief Operating Officer
Facsimile No.: 913-621-7281
With a copy to:	Seigfreid, Bingham, Levy, Selzer & Gee 2800 Commerce Tower 911 Main Kansas City, Missouri 64105 Attention: Robert C. Levy, Esq. Facsimile No.: 816-474-3447
To Seller:	DCI Chapter 7 Solutions, Inc. c/o Union Bank of California, N.A. 445 S. Figueroa Street, 13th Floor Los Angeles, California 90071 Attention: Jerry P. DeLange Executive Vice President
Facsimile No.: 213-236-7025
With a copy to:	Kenneth J. Krown Union Bank of California, N.A. 445 S. Figueroa Street, 8th Floor Los Angeles, California 90071 Facsimile No. 213-627-1819

Any party may give notice of a change of address or facsimile number in accordance with provision herein.

    IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, each of which shall be considered an original, as of the day and year first above written.

"Buyer"	"Seller"
ELECTRONIC PROCESSING, INC.	DCI CHAPTER 7 SOLUTIONS, INC.
By: /s/ Christopher E. Olofson	By: /s/ Jerry DeLange
Christopher E. Olofson,	Title: Executive Vice President
President and Chief Operating Officer

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ASSET PURCHASE AGREEMENT